Exhibit 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S R E L E A S E
For Immediate Release
Wednesday, August 18, 2004

STATER BROS. REPORTS REDEMPTION OF REMAINING 10 3/4% SENIOR NOTES

COLTON, California (August 18, 2004) — Stater Bros. Holdings Inc. announced today the completion, on August 16, 2004, of the redemption of the remaining outstanding 10 3/4% Senior Notes due 2006.

Company Information and Forward Looking Statements

Stater Bros. Holdings Inc., located in Colton, California, is a leading supermarket chain in Southern California and operates 159 supermarkets under the name of Stater Bros. Markets, its wholly owned subsidiary (“Markets”). Markets also owns and operates Santee Dairies. Stater Bros. has grown primarily by constructing supermarkets in its primary trading areas, as well as through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets offer its customers a high level of customer service and broad selections of grocery, meat, produce and general merchandise. All of the Stater Bros.’ supermarkets have expanded selections of produce and full service meat departments. Nearly all of the supermarkets have hot service delicatessens and many have bakery departments and fresh seafood counters. Stater Bros. utilizes centralized warehouse and distribution facilities that provide its supermarkets with approximately 77% of the volume of the merchandise they offer for sale. For more information on Stater Bros. Holdings Inc., please visit Stater Bros’ website at http://www.staterbros.com.

The disclosures herein include statements that are ‘forward looking’ within the meaning of federal securities law. These forward-looking statements generally can be identified by phrases such as the company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “targets,” or other words or phrases of similar import. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Such forward- looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 68 YEARS

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